Exhibit 99.2

ALTRIA ANNOUNCES CONSIDERATION FOR DEBT TENDER OFFER

RICHMOND, Va. – November 12, 2013 - Altria Group, Inc. (Altria) (NYSE: MO) today announces the reference yields, total consideration and tender offer consideration for its previously announced cash tender offer for up to $2,100,000,000 aggregate principal amount (the “Tender Cap”) of its senior unsecured notes identified in the table below (the “Notes”). The terms and conditions of the tender offer are described in the Offer to Purchase, dated October 28, 2013, and the related Letter of Transmittal, as amended by Altria’s press release issued earlier today increasing the Tender Cap and Aggregate Maximum Purchase Sublimit.

For Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on November 8, 2013 (the “Early Tender Deadline”) and accepted for purchase, the applicable total consideration per $1,000 principal amount of each series of Notes (for each series, the “Total Consideration”) is the price determined as described in the Offer to Purchase intended to result in a yield to maturity (calculated in accordance with standard market practice) equal to the sum of (i) the yield to maturity for the applicable U.S. Treasury (“UST”) Reference Security specified in the table below, calculated based on the bid-side price of such UST Reference Security as of 11:00 a.m., New York City time, today, November 12, 2013 (being the first business day following the Early Tender Deadline), plus (ii) the applicable Fixed Spread specified in the table below. The Total Consideration includes the Early Tender Payment specified in the table below. Holders tendering their Notes after the Early Tender Deadline and at or prior to 12:00 midnight, New York City time, on Monday, November 25, 2013 (the “Expiration Date”), will be eligible to receive only the applicable Tender Offer Consideration, namely the applicable Total Consideration less the Early Tender Payment specified in the table below.

Title of Securities	CUSIP Number	Acceptance Priority Level	Aggregate Maximum Purchase Sublimit*	Early Tender Payment**	U.S. Treasury Reference Security	U.S. Treasury Reference Yield	Fixed Spread (bps)	Total Consideration ***	Tender Offer Consideration ***

9.950% Notes due 2038	02209SAE3			$30	2.875% due 05/15/2043	3.885%	198	$1,531.85	$1,501.85

		1	$1,600,000,000

10.200% Notes due 2039	02209SAH6			$30	2.875% due 05/15/2043	3.885%	198	$1,566.68	$1,536.68

9.700% Notes due 2018	02209SAD5			$30	1.375% due 09/30/2018	1.403%	95	$1,341.74	$1,311.74

		2	Not Applicable

9.250% Notes due 2019	02209SAJ2			$30	1.375% due 09/30/2018	1.403%	135	$1,340.19	$1,310.19

*	Applies to the aggregate principal amount of Notes with Acceptance Priority Level 1.
**	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase.
***	Per $1,000 principal amount of Notes accepted for purchase.

In addition, holders whose Notes are purchased in the tender offer will be paid accrued and unpaid interest on their purchased Notes from the applicable last interest payment date up to, but not including, the payment date for such purchased Notes. The payment for Notes accepted for purchase is expected to occur on the first business day after the Expiration Date. Assuming that the tender offer expires on November 25, 2013, and the conditions to the tender offer are satisfied or waived, Altria expects the payment for the purchased Notes to be made on November 26, 2013.

Earlier today, Altria announced that the total aggregate principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline was $3,808,739,000, which amount exceeds the Tender Cap. Since Altria will accept for payment only such portion of the tendered Notes that does not result in it purchasing Notes with an aggregate principal amount above the Aggregate Maximum Purchase Sublimit and the Tender Cap, Altria will purchase a portion of the validly tendered Notes with Acceptance Priority Level 1 up to the Aggregate Maximum Purchase Sublimit, and will purchase Notes with Acceptance Priority Level 2 in an aggregate principal amount up to the Tender Cap remaining available for application to the Acceptance Priority Level 2 Notes following the purchase of the Acceptance Priority Level 1 Notes, in accordance with the terms of the tender offer set forth in the Offer to Purchase. Assuming that the conditions to the tender offer are satisfied or waived, tendered Notes will be accepted for purchase on a prorated basis as described in the Offer to Purchase, such that the aggregate principal amount of the Notes accepted in the tender offer equals the Tender Cap. All Notes tendered and not accepted for purchase will be returned to holders following the Expiration Date in accordance with the terms of the tender offer.

The tender offer for the Notes will expire on the Expiration Date, unless extended or earlier terminated by Altria.

Note Issuance

On October 31, 2013, Altria completed an underwritten public offering of senior unsecured notes in an aggregate principal amount sufficient to satisfy the financing condition described in the Offer to Purchase. The tender offer is subject to the satisfaction or waiver of certain other conditions, as specified in the Offer to Purchase.

Information Relating to the Tender Offer

Goldman, Sachs & Co., RBS Securities Inc. and Deutsche Bank Securities Inc. are acting as the lead dealer managers for the tender offer. Investors with questions may contact Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-6595 (collect) and RBS Securities Inc. at (877) 297-9832 (toll-free) or (203) 897-6145 (collect). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at the following numbers: banks and brokers can call (212) 430-3774 (collect), and all others can call (866) 470-4200 (toll-free).

This press release is neither an offer to sell nor a solicitation of offers to buy any securities. The tender offer is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Altria, the Dealer Managers, the Depositary, the Information Agent, or the trustee for the Notes makes any recommendation in connection with the tender offer. Please refer to the Offer to Purchase and related Letter of Transmittal for a description of offer terms, conditions, disclaimers, and other information applicable to the tender offer.

2013 Full-Year Earnings Per Share (“EPS”) Guidance

Based on the Total Consideration described above and the amount of Notes validly tendered by the Early Tender Deadline, Altria is revising its estimate of the previously announced one-time pre-tax charge against 2013 reported earnings, reflecting the estimated loss on early extinguishment of debt related to this debt tender offer (the “Estimated Charge”). Altria expects the Estimated Charge to be approximately $1.1 billion, or $0.34 per share, revised from $0.35 per share. The final charge may vary to the extent that the amount of Notes validly tendered and not validly withdrawn at or prior to the Expiration Date differs from the amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline.

Altria revises its guidance for 2013 full-year reported diluted EPS from a range of $2.22 to $2.27 to a range of $2.23 to $2.28, reflecting the Estimated Charge and the other special items detailed in Table 1 below.

Altria reaffirms its guidance for 2013 full-year adjusted diluted EPS, which excludes the special items shown in Table 1 below, to be in the range of $2.36 to $2.41, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.21 per share in 2012.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1 below.

Table 1 – Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2013 Guidance	2012	Change
Reported diluted EPS	$2.23 to $ 2.28	$2.06	8% to 11%
NPM Adjustment items [1]	(0.21)	—
Asset impairment, exit and implementation costs	—	0.01
SABMiller special items	0.01	(0.08)
PMCC leveraged lease benefit	—	(0.03)
Loss on early extinguishment of debt	0.34	0.28
Tax items [2]	(0.01)	(0.03)
Adjusted diluted EPS	$2.36 to $ 2.41	$2.21	7% to 9%

[1]	Reflects the impact of Philip Morris USA Inc.’s (PM USA) settlement with certain states of the non-participating manufacturer adjustment (NPM Adjustment) disputes for 2003-2012 (NPM Adjustment Settlement) ($0.16) and the diligent enforcement rulings of the arbitration panel presiding over the NPM Adjustment dispute for 2003 (NPM Arbitration Panel Decision) ($0.05).
[2]	Excludes the tax impact of the Philip Morris Capital Corporation (PMCC) leveraged lease benefit.

Altria’s Profile

Altria directly or indirectly owns 100% of each of PM USA, U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Nu Mark LLC (Nu Mark), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and PMCC. Altria holds a continuing economic and voting interest in SABMiller plc (SABMiller).

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and MarkTen™. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended September 30, 2013.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC, Middleton and Nu Mark) being subject to significant competition; changes in adult tobacco consumer preferences and demand for their products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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